EXHIBIT 10.1




                          Berg & Berg Enterprises, LLC
                               10050 Bandley Drive
                               Cupertino, CA 95014


March 12, 2002

Stephan B. Godevais
Valence Technology, Inc.
6504 Bridgepoint Parkway, Suite 415
Austin, Texas  78730

Re:  Equity Line of Credit Financing Commitment

Dear Stephan:

     We are pleased to confirm that we are willing to provide (or cause another person or entity to provide), an equity line of credit financing commitment to Valence Technology, Inc. (the "Company"), on the terms provided on the attached term sheet, subject to the negotiation and execution of definitive investment documentation, which shall be in customary form..

     Kindly indicate your acceptance of this commitment by signing and returning the enclosed copy.

                                              Sincerely,


                                              BERG & BERG ENTERPRISES, LLC

                                                /S/ CARL E. BERG
                                              ---------------------------------
                                              Carl E. Berg, Managing Member


ACCEPTED AND AGREED:

VALENCE TECHNOLOGY, INC.


  /S/ STEPHAN GODEVAIS
-----------------------------------
Stephan Godevais, CEO and President

Mr. Carl Berg
Valence Technology Inc.                                          March 12, 2002


                        EQUITY LINE OF CREDIT TERM SHEET



COMPANY:

          Valence Technology, Inc.

ISSUE AMOUNT:

          Up to $30 million of restricted Common Stock

TERM:

          The term of the equity line of credit will be for 2 years and will commence upon April 1, 2002 (the "Term").

STOCK PURCHASE PROCESS:

          1. The Company, in its sole discretion, shall determine whether Mr. Berg must purchase stock.

          2. The Company may direct Mr. Berg to purchase up to $5 million of the Company restricted Common Stock ("Draw Down Amount") each quarter during the Term, commencing April 1, 2002.

          3. The Company will issue shares of Common Stock equivalent to the Draw Down Amount divided by the Purchase Price with a restricted legend indicating that the shares may not be sold or transferred unless registered or pursuant to a transaction exempt from the applicable securities laws.

CONDITIONS TO FUNDING

          The commitment to purchase stock on any funding date proposed by the Company will be subject to the satisfaction following conditions:

          (i) there has been no change in the Chief Executive Officer of the Company since the date of this term sheet;

          (ii) with respect to any funding date after the end of the Company's second fiscal quarter 2003:

               o The Company shall have made improvements to its first generation Saphion chemistry resulting in a chemistry that achieves a minimum output of 265 wh/liter in polymer construction;

               o The Company shall have produced a minimum of 30 r&d samples of a second generation Saphion chemistry in cylindrical construction:

         (iii) with respect to any funding date after the end of the Company's third fiscal quarter 2003, the Company shall have entered into a license agreement with an unaffiliated party covering the manufacture and/or distribution of Saphion chemistry batteries;

          (iv) with respect to any funding date after the end of the Company's fourth fiscal quarter 2003, the Company shall have transferred from research and development to manufacturing a second generation Saphion chemistry in cylindrical construction with a minimum output of 420 wh/liter;

          (v) the amount funded by Carl Berg pursuant to this term sheet shall not exceed the following percentage of the cash used in operations by the Company with respect to each of the following fiscal quarters:

                    Fiscal Quarter 2003             Percentage
               ---------------------------------    ----------
               1st Fiscal Quarter                      100%
               2nd Fiscal Quarter                      100%
               3rd Fiscal Quarter                       75%
               4th Fiscal Quarter and Thereafter        50%

          (vi) there has been no occurrence of a material adverse change in the Company's business, operations or financial condition since the date of this term sheet (it being acknowledged that the Company currently operates on a negative cash flow basis and the effects of such negative cash flow shall not be deemed to constitute an event that would result in a material adverse change under the agreement).

STOCK PRICING:

          The restricted Common Stock shall be priced at 85% of the average closing price of the Company Common Stock for the five trading days prior to the purchase date.

REGISTRATION RIGHTS:

          In conjunction with the first draw down, the Company will amend its existing registration rights agreement with Mr. Berg to add the shares issued in any draw down pursuant to the line of credit as registrable securities thereunder.

TERMINATION:

          If at any time during the Term the Company enters into a debt or equity financing arrangement with a third party, Mr. Berg shall have the option to reduce the commitment to provide funding under the agreement by up to the amount of such third party financing, on a dollar-for-dollar basis (to a maximum of the Draw Down Amount remaining un-funded under the agreement).

LEGAL FEES, EXPENSES:

          The Company shall reimburse all legal fees and expenses related to this transaction upon formal request by Mr. Berg.